Exhibit 19

December 2025

Insider Trading and Anti-Hedging Policy

for

ATN INTERNATIONAL, INC.

And its Subsidiaries

1.	Background and purpose

The federal securities laws prohibit any employee or member of the Board of Directors (a “Director”) of ATN International, Inc. (“ATN”, and ATN together with its subsidiaries are collectively referred to as the “Company”) or its subsidiaries from purchasing or selling Company securities or the securities of any other company on the basis of material nonpublic information (whether positive or negative) concerning the Company or any such other company, or from disclosing (or “tipping”) material nonpublic information to others who might trade on the basis of that information. Hedging and short-selling of Company stock might be perceived as involving insider trading or otherwise act as “tipping” or signaling a lack in confidence in the stock of the Company. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange commission (the “SEC”) has the authority to impose large fines on ATN and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This Insider Trading and Anti-Hedging policy (this “Policy”) has been adopted in light of these legal requirements, and with the goal of helping:

●	prevent inadvertent violations of the insider trading laws;
●	avoid embarrassing proxy disclosure of delinquent filings by persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
●	avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
●	protect the Company from controlling person liability; and
●	protect the reputation of the Company, its Directors and its employees.

Definition of Material Nonpublic Information

During the course of your tenure with the Company, you may receive important information that has not yet been publicly announced by the Company or concerning other publicly-traded companies with which the Company has business dealings (“material non-public information”). Because of your access to this material non-public information, you may be in a position to

Revised 11-2017

potentially profit financially by buying or selling, or in some other way dealing, in Company stock or other securities, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit or avoids losses by using material non-public information in violation of the Company's policies.

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Recent operating or financial results;
●	Projections of future earnings or losses, or other earnings-related guidance;
●	Changes to previously announced, or the decision to suspend, earnings guidance;
●	A pending or proposed strategic transaction such as an acquisition, significant investment, disposition, merger or other transaction;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	Developments affecting financial stability or liquidity;
●	Bank borrowings or other financing transactions out of the ordinary course;
●	The establishment or material change to a repurchase program for the Company's common stock;
●	A material financial misstatement or notification that the Company's auditor’s reports may no longer be relied upon, or changes in auditors;
●	Significant write-offs;
●	Changes in business plans or strategies;
●	The gain or loss of a significant customer, supplier or line of business or of a funding source;
●	Top management or control changes;
●	Significant actual or threatened litigation, or government investigations;
●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations;
●	Significant and material loss of the Company's property or assets; or
●	The imposition of an event-specific restriction on trading in the Company's securities.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. Information generally would be considered disclosed to the public if it is widely disseminated, such as through a press release, publication in a widely-available news source or website, or public disclosure documents filed with the SEC that are available on the SEC’s website.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day after the day on which the information is released. For example, if the Company were to make an announcement on a

Monday, you should not trade in the Company's securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

2.	PROHIBITIONs on transactions in securities while aware of material NONPUBLIC information; PROHIBITION ON TIPPING OTHERS

2.1Covered Persons. This Section 2 applies to the following (each a “Covered Person”):

●	all employees of ATN and its subsidiaries;
●	all Directors of ATN and its subsidiaries;
●	anyone who resides with a Director or employee or lives in a Director’s or employee’s household (other than an employee or tenant), and any family members who do not live with such Director or employee, but whose transactions in Company securities are directed by such Director or employee (collectively, “Covered Person Family Members”);
●	other persons, such as contractors or consultants, who have access to material nonpublic information; and
●	all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons (collectively, “Covered Person Related Entities”).

2.2Prohibition on Transactions While Aware of Material Nonpublic Information.

No Covered Person may:

(a)Prohibited Activities. Except as provided in Section 4 below;

●	Buy, sell, gift, pledge, or otherwise engage in any transaction in the Company’s securities (collectively referred to in this Policy as “ATN securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to ATN securities, while he or she is aware of any material nonpublic information concerning the Company, or recommend to another person that they do so;
●	recommend or express opinions to any person about trading in ATN securities on the basis of material nonpublic information;
●	directly or indirectly disclose (or “tip”) to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing, selling or pledging ATN securities or tipping that information to others;

●	purchase, sell or pledge any securities of another company while he or she is aware of any material nonpublic information concerning such other company that he or she learned in the course of his or her service as a Director or employee of the Company, or recommend to another person that they do so;
●	directly or indirectly disclose (or “tip”) to any other person any material nonpublic information concerning another company that he or she learned in the course of his or her service as a Director or employee of the Company if such other person may misuse that information, such as by purchasing, selling or pledging securities of such other company or tipping that information to others;
●	directly or indirectly, disclose material nonpublic information to anyone (i) within the Company whose job does not require them to have that information or (ii) outside the Company including, but not limited to, family members, friends, business associates, investors, and consulting firms, unless the disclosure is authorized by the Company; or
●	assist anyone engaged in the above activities.

(b)Application of Policy After Cessation of Service. If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, or material nonpublic information concerning another company that he or she learned in the course of his or her service as a Director or employee of the Company, the prohibition on transactions in ATN securities or the securities of such other company in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.

2.3Certain Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that no Covered Person may engage in any of the following transactions or should otherwise comply with the below:

●	Short-Term Trading. Any Covered Person who purchases ATN securities in the open market may not sell any ATN securities of the same class during the six months following the purchase (or vice versa).

●	Short Sales. Short sales of ATN securities (i.e., the sale of a security that the seller does not own) are prohibited.

●	Publicly-Traded Options. Transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

●	Hedging Transactions. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds are prohibited.

●	Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on ATN securities. If a Covered Person determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below in Section 3.3.

The transactions prohibited above, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

2.4Margin Accounts and Pledges.

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan.  A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding ATN securities in a margin account or pledging Company securities as collateral for a loan.

3.	ADDItional prohibitions applIcable to directors, executive officers and designated employees of ATn and its Subsidiaries

3.1Restricted Persons. The prohibitions and requirements set forth in Section 3 below apply to the following (each, a “Restricted Person”):

●	all employees of ATN and its subsidiaries working at the headquarters office of ATN;
●	all Directors of ATN and its subsidiaries;
●	all officers of ATN and its subsidiaries;
●	all accounting staff and managers of ATN and its subsidiaries;
●	such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as being subject to this Section 3;
●	anyone who resides with any of the above persons or lives in the household of any of the above persons (other than an employee or tenant), and any family members who do not live with any of the above persons, but whose transactions in Company securities are directed by such person, (collectively, “Restricted Person Family Members” and, together with Covered Person Family Members, “Family Members”); and

●	all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons (collectively, “Restricted Person Related Entities” and, together with Covered person Related Entities, “Related Entities”).

3.2Blackout Periods.

(a)Regular Blackout Periods. Except as provided in Section 4, no Restricted Person may purchase, sell, or pledge, or otherwise engage in any transaction in ATN securities during the following time periods (each, a “regular blackout period”):

●	beginning on the fifteenth day of the final month of each fiscal quarter and ending one full trading day after the public announcement of earnings for such quarter; or
●	beginning at the time of any public earnings-related announcement or public announcement of a significant corporate transaction or event and ending one full trading day after such announcement.

(b)Special Blackout Period. Except as provided in Section 4, no Restricted Person may purchase, sell or pledge, or otherwise engage in any transaction in ATN securities during such period (each a “special blackout period”) as may be established from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel in light of particular events or developments affecting the Company. In that situation, the applicable Company representative may notify these persons that they should not trade in ATN securities, without disclosing the reason for the restriction. The existence of a special blackout period may not be announced to the Company as a whole, and in addition, no Restricted Person shall inform any person who is not also a Restricted Person that a special blackout period has been imposed in accordance with this Section 3.2(b).

3.3Notice of and Pre-clearance for Securities Transactions.

(a)Pre-Transaction Clearance. No Restricted Person may purchase, sell, pledge, or otherwise acquire or dispose of ATN securities or options with respect thereto, other than in a transaction permitted under Section 4, unless such person pre-clears the transaction with either the Chief Financial Officer or the General Counsel. A request for pre-clearance shall be made in accordance with the procedures established by the General Counsel. Either the Chief Financial Officer or the General Counsel shall have sole discretion to decide whether or not to clear any requested transaction. The General Counsel shall have sole discretion to decide whether or not to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer, and the Chief Financial Officer shall have sole discretion to decide whether or not to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel. All transactions that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel or the Chief Financial Officer, as applicable. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Restricted Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed without again being pre-cleared by either the Chief Financial Officer or General Counsel. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Financial Officer or the General Counsel. Any executive officer or Director should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months. Restricted Persons who are Section 16 Insiders (as defined below) should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

(b)Post-Transaction Notice. Each Restricted Person (including specifically, but without limitation, Section 16 Insiders) shall also notify the Chief Financial Officer or the General Counsel (or his or her designee) of the occurrence of any purchase, sale, pledge, gift or other acquisition or disposition of ATN securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the Restricted Person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

(c)Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, pledge, gift or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

4.	EXCEPTIONS

The prohibitions in Sections 2.2(a) and 3.2 on transactions in ATN securities do not apply to the following transactions:

●	exercises of stock options or rights under other equity plans through payment of the exercise price with cash or the surrender of shares to the Company, in each case in a manner permitted by the applicable stock option or equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Covered Person is aware of material nonpublic information or, in the case of a Restricted Person subject to Section 3, during a regular or special blackout period;
●	vesting of restricted stock or the vesting and delivery of shares of such underlying restricted stock units; provided, however, the prohibitions do apply to any market sale of ATN securities upon the vesting or restricted stock or the vesting and delivery of shares of stock underlying restricted stock units;

●	withholding or surrender of Company securities to the Company to satisfy tax withholding obligations arising from the exercise of stock options, the vesting of restricted stock, or the vesting and delivery of shares of stock underlying restricted stock units;
●	other purchases of securities from the Company or sales or pledges of securities to the Company;
●	purchases or sales of Company securities made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) that is adopted and operated in compliance with Rule 10b5-1; provided such trading plan meets the conditions as set forth in Section 5 below.

5.	RULe 10b5-1 trading plans.

5.1Background. Rule 10b5-1 is intended to protect Covered Persons from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s securities (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws.  The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities, including the cooling-off period discussed below.  Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s General Counsel, or, in the case of exceptions for the General Counsel, by the Company's Chief Executive Officer, or Chief Financial Officer (as applicable, an “Authorizing Officer”).

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer. The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, or discretionary accounts with banks or brokers.  The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s securities once the Trading Plan or other arrangement has been pre-approved.

The Authorizing Officer may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. For example, the Authorizing Officer may prescribe certain forms of Trading Plans to which employees’ Trading Plans must conform. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

5.2Additional Requirements. Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability. A Covered Person may enter into or modify a Trading Plan only when he or she is not in possession of material non-public information, and only during a Trading Window. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if an Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein.

Covered Persons may adopt Trading Plans that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time, subject to the mandatory cooling off periods and other requirements set forth in this Policy.

5.3Plan Prerequisites. Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:

(a)Before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan);

(b)The Trading Plan either (i) specifies the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold; or (ii) includes a written formula or computer program for determining the amount, price and date of the transactions;

(c)Except with respect to modifications or amendments as described below, the Trading Plan prohibits the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question; and

(d)The purchase or sale occurs pursuant to the Trading Plan and the individual does not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

5.4Cooling-Off Periods.  SEC rules require a minimum “cooling-off” period of 30 days between the establishment of modification of a Trading Plan by a Covered Person and commencement of any transactions under such plan.  Amendments or modifications will trigger a new cooling-off period if the modification changes the amount, price or timing of trades, including a change to a formula that affects these inputs. Amendments or modifications do not trigger a new cooling-off period if they are immaterial or administrative, such as an adjustment for stock splits or a change in account information. The Company is not subject to a minimum cooling-off period under SEC rules.

(a)Directors and executive officers must use a cooling-off period that expires 90 days after adoption or modification of a plan or, if later, two Trading Days after filing the Form 10-Q or Form 10-K covering the fiscal quarter in which the plan was adopted. In any case, this cooling-off period is subject to a maximum of 120 days.

(b)Employees and any other Covered Person other than a director or executive officer must use a cooling-off period of at least 30 days after adoption or modification of a plan. Furthermore, as set forth in Section 5.5 below, this Policy also requires an additional 30 day cooling off period after revocation or termination of a Trading Plan before commencement of any transaction in Company securities.

(c)The Company is not required to use a cooling-off period when trading in its own securities.

5.5Overlapping Plans and “Single Trade” Plans.  SEC rules permit Covered Persons to have only one trading plan at a time, rather than multiple overlapping plans, subject to a few very limited exceptions that require approval of an Authorizing Officer. The Company is not subject to this limitation and may adopt multiple overlapping trading plans.

SEC rules also limit “single-trade plans”. Single-trade plans are Trading Plans that are designed to effect a trade in a single transaction, meaning that the plan has the practical effect of requiring such a result. Single-trade plans do not include plans that use several different stock price triggers or that give trading discretion to a broker, even if they happen to execute in one single trade. Except for sell-to-cover arrangements, SEC rules permit only one single-trade plan during any consecutive 12-month period.

5.6Revocations, Terminations, Amendments and Modifications to Trading Plans. Revocations or terminations of Trading Plans should occur only in unusual circumstances.  Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer.  Subject to approval from the Authorizing Officer, revocation is effective upon written notice to the broker.  Once a Trading Plan has been revoked, the participant must wait at least 30 days before trading outside of a Trading Plan. In addition, if a participant has adopted an approved successor or “back-to-back” Trading Plan and the predecessor Trading Plan is terminated early, trading under the successor Trading Plan cannot commence until the applicable cooling-off period has run from the date of termination of the predecessor Trading Plan.

A person acting in good faith may amend or modify a prior Trading Plan so long as such amendments are made during a Trading Window and at a time when the Trading Plan participant does not possess material non-public information. Plan amendments or modifications are subject to the minimum cooling-off periods and other requirements set forth in this Policy as detailed above.

Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

5.7Reporting. If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires ____.” For Forms 3, 4 and 5 for Section 16 reporting persons, the Company will include a similar footnote. As per the Company’s Insider Trading Policy, all information with respect to trades should be reported to the Company’s General Counsel to prepare any Forms 4 or 5 for prompt filing in accordance with the SEC’s timelines.

5.8Options. Exercises of options for cash may be executed at any time in accordance with the terms and conditions pursuant to such option grant. Cashless exercise option exercises conducted by a broker are subject to Trading Windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6.	penalties for VIOLATION

Violation of any of this Policy is grounds for disciplinary action by the Company, including termination of employment.

7.	Transactions by Family Members and Related Entities

As stated above, this Policy applies with equal force to Family Members and Related Entities. All Covered Persons are responsible for ensuring that Covered Person Family Members and Covered Person Related Entities do not engage in the activities restricted or prohibited under this Policy, and all Restricted Persons are responsible for ensuring that Restricted Person Family Members and Restricted Person Related Entities do not engage in activities restricted or prohibited under this Policy and adhere to all pre-clearance and reporting requirements set forth under Section 3. As such, Covered Persons should ensure that all Family Members and Related Entities are aware of the need to confer with such Covered Person before the Family Member or Related Entity trades in ATN securities. Covered Persons should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their own account.

Note that this Policy does not, however, apply to transactions in ATN securities where the purchase or sale decision is made by a third party that is not controlled by, influenced by, or related to the Covered Person, Family Member, or Related Entity (such as a third-party managed mutual fund account).

8.	company assistance

8.1Director and Employee Certification and Reporting. Directors and employees shall be required to certify their understanding of, and intent to comply with, this Policy. Any Covered Person who has questions about this Policy should contact their own attorney or the Chief Financial Officer or the General Counsel.

If material non-public information is inadvertently disclosed – no matter what the circumstances – the person making or discovering that disclosure should immediately report the disclosure to the Company’s General Counsel.

8.2Section 16 Assistance. The Company shall provide reasonable assistance to all Directors and persons designated by the Board as “officers” pursuant to Section 16 of the Exchange Act (collectively, “Section 16 Insiders”), as requested by such Section 16 Insiders, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 Insiders.

8.3Limitation on Liability. None of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of a request for pre-clearance submitted pursuant to Section 3.3 or a Trading Plan submitted pursuant to Section 4. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3 or review of a Trading Plan pursuant to Section 4, none of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction or Trading Plan to the person engaging in or adopting such transaction or Trading Plan.

9.	Public Disclosures

The Company will make public disclosures regarding this Policy and Trading Plans or transactions made under Trading Plans in accordance with applicable law and the Company’s policies.

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Revised June 16, 2010

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